Exhibit 10.3

Execution Version

CONSTRUCTION, OPERATIONS AND MAINTENANCE AGREEMENT

by and between

APACHE CORPORATION

as Service Provider

and

ALTUS MIDSTREAM COMPANY

(f/k/a KAYNE ANDERSON ACQUISITION CORP.)

as Owner

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1

1.1	Definitions	1
1.2	Construction	6

ARTICLE 2	ENGAGEMENT AND RELATIONSHIP OF THE PARTIES	7

2.1	Engagement of Service Provider	7
2.2	Relationship of the Parties	7
2.3	Performance Standard	7
2.4	Supplemental Service Providers; Service Contracts	8

ARTICLE 3	SCOPE AND DUTIES OF SERVICE PROVIDER	8

3.1	Scope of the Services	8
3.2	Performance	12
3.3	Ownership of Property	12
3.4	Force Majeure	12
3.5	Tax Matters	13

ARTICLE 4	EXPENDITURES AND FUNDING	13

4.1	Authorization for Expenditures	13
4.2	Support Services Fee	13
4.3	Payment of Expenditures; Offset	14
4.4	Monthly Statement; Service Provider Reimbursement and Compensation	15
4.5	Audits	15

ARTICLE 5	ACCOUNTING AND RECORDS; REMITTANCES	16

5.1	Maintenance of Accounts	16
5.2	Reports and Notices	16
5.3	Remittances	16

ARTICLE 6	WARRANTIES	16

6.1	Warranties of Owner	16
6.2	Warranties of Service Provider	17

ARTICLE 7	INDEMNIFICATION; LIMITATION OF LIABILITY	17

7.1	Limitation of Liability	17
7.2	Indemnification of Owner	18
7.3	Indemnification of Service Provider	18
7.4	Indemnification Demands	18
7.5	Right to Contest and Defend	19
7.6	Cooperation	19
7.7	Right to Participate	20

-i-

7.8	Payment of Damages	20
7.9	Express Negligence Rule	20
7.10	Acknowledgment	20
7.11	Limitations	20
7.12	Sole Remedies	21

ARTICLE 8	INSURANCE	21

8.1	Insurance Provided by Service Provider	21
8.2	Use of Proceeds	21
8.3	Costs of Insurance	21
8.4	Insurance Maintained by Others	21
8.5	Supplemental Service Providers	21
8.6	Property Insurance	22
8.7	No Limitation	22

ARTICLE 9	TERM AND TERMINATION	22

9.1	Term	22
9.2	Termination	22
9.3	Effectiveness of Termination	23
9.4	Effect of Termination; Transition Period; Employees	23

ARTICLE 10	CONFIDENTIAL INFORMATION	24

10.1	Confidential Information	24

ARTICLE 11	GENERAL PROVISIONS	25

11.1	Notices	25
11.2	Entire Agreement	26
11.3	Waivers	26
11.4	Governing Law; Consent to Jurisdiction; Severability; Waiver of Jury Trial	27
11.5	No Third Party Benefit	27
11.6	Amendments	28
11.7	Assignment and Successors and Assigns	28
11.8	Counterparts	28

Exhibits:

Exhibit A	Special Power of Attorney

-ii-

INDEX OF DEFINED TERMS

Action	1
Affiliate	1
Agreement	1
Business Day	1
Claims	18
Contribution Agreement	2
Control	2
Cure Notice	22
Cure Period	23
Default Interest Rate	2
Direct G&A Costs	2
Disclosing Party	25
Disputed Item	14
Effective Date	1
Emergency	2
Environmental Condition	2
Environmental Law	2
Execution Date	2
Expert	3
Facilities	3
FERC	3
Fiscal Year	3
Force Majeure	12
GAAP	3
Gathering Assets	3
Governmental Entity	3
Indebtedness for Borrowed Money	3
Indemnified Party	18
Indemnifying Party	18
Indemnity Demand	18
KAAC	3
Knowledge	3
Law	3
Material Adverse Effect	3
Natural Gas Liquids Pipelines	3
Natural Gas Pipelines	4
Notice	25
Options	4

Owner	1
Owner Direct-Billed Costs	4
Owner Indemnified Party	18
Parties	1
Party	1
Performance Breach	22
Performance Breach Notice	22
Permits	4
Person	4
Prime Rate	4
Processing Assets	4
Proposed Support Services Fee	13
Purchase Rights and Restrictive Covenants Agreement	4
Reasonable and Prudent Service Provider	8
Receiving Party	25
Related Party Transaction Policy	4
Required Upgrade	4
Restricted Persons	24
Senior Supervisory Personnel	5
Service Contracts	5
Service Costs	5
Service Provider	1
Service Provider Indemnified Party	18
Services	8
Subsidiary	5
Supplemental Service Provider	8
Supplemental Service Providers	8
Support Services Fee	5
System	5
System (Effective Date)	6
Term	6
Third Party	6
Transferred Employees	24
Transition Period	23
TRRC	6
Unrecoverable Damages	6

-iii-

CONSTRUCTION, OPERATIONS AND MAINTENANCE AGREEMENT

This Construction, Operations and Maintenance Agreement (this “Agreement”) is effective as of November 9, 2018 (the “Effective Date”), by and between Apache Corporation, a Delaware corporation (“Service Provider”), on the one hand, and Altus Midstream Company (f/k/a Kayne Anderson Acquisition Corp.), a Delaware corporation (as “Owner”), on the other hand. Each of Service Provider and Owner is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Owner desires to design, develop, construct, own, operate, and maintain the System;

WHEREAS, Owner desires to engage Service Provider, as an independent contractor, to perform (and Service Provider desires to perform) the Services (as defined herein); and

WHEREAS, the Parties wish to enter into this Agreement providing for the engagement of Service Provider by Owner to perform the Services.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby agree that the terms and conditions of this Agreement shall determine and control the rights, duties, and relationships between the Parties with respect to the matters addressed herein. The Parties further agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Action” means any action, suit, arbitration, inquiry, proceeding, investigation, condemnation, or audit by or before any court or other Governmental Entity or any arbitrator or panel of arbitrators.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such Person. For purposes of this defined term and interpreting this Agreement only, Owner shall not be deemed an Affiliate of Service Provider or any of its Affiliates (after giving effect to this sentence). On and following the Effective Date, each of (i) Alpine High Gathering LP, (ii) Alpine High Pipeline LP, (iii) Alpine High Processing LP, and (iv) Alpine High NGL Pipeline LP shall be deemed an Affiliate of Owner.

“Business Day” has the meaning ascribed to such term in the Contribution Agreement.

“Contribution Agreement” means that certain Contribution Agreement by and among (a) Apache Midstream LLC, a Delaware limited liability company, (b) KAAC (c) Altus Midstream LP, a Delaware limited partnership, (d)(i) Alpine High Gathering LP, a Delaware limited partnership, (ii) Alpine High Pipeline LP, a Delaware limited partnership, (iii) Alpine High Processing LP, a Delaware limited partnership, and (iv) Alpine High NGL Pipeline LP, a Delaware limited partnership, and (e) Alpine High Subsidiary GP LLC, a Delaware limited liability company, dated the Effective Date.

“Control” has the meaning ascribed to such term in the Contribution Agreement.

“Direct G&A Costs” means costs directly attributable to the oversight, administration, and operation of the System, Owner, or the Affiliates of Owner by Service Provider or its Affiliates. These costs include (a) costs associated with the salary, benefits, and all other forms of compensation of the employees of Service Provider or its Affiliates that are specifically allocating substantially all of their time to providing such oversight, administration, and operation of the System or Owner and (b) costs associated with the salary, benefits, and all other forms of compensation of the employees of Service Provider or its Affiliates in proportion to the amount of time they specifically allocate to providing non-recurring services to Owner not otherwise accounted for in the Support Services Fee.

“Default Interest Rate” means the lesser of (a) the Prime Rate, plus 9% and (b) the maximum rate permitted by Law.

“Emergency” means a situation involving, or that could reasonably be expected to involve, (a) imminent harm to persons or property, including injury, illness, or death, (b) an imminent Environmental Condition, (c) a Required Upgrade, (d) a potential material breach of the contractual obligations of Owner or its Affiliates, or (e) an event of Force Majeure.

“Environmental Condition” means any incident, condition, or situation that gives rise to, or could reasonably be expected to result in, (a) a reporting obligation to a Governmental Entity under an Environmental Law, other than reports required in the ordinary course of business, or (b) a liability to Owner, Service Provider, or their respective Affiliates under an Environmental Law.

“Environmental Law” means any and all applicable Laws pertaining to pollution or protection of the environment or human health and safety, including releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, materials or wastes, in effect in any and all jurisdictions in which the assets of Owner or its Affiliates are located or in which the business of Owner or its Affiliates is or has been operated, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and the Hazardous Materials Transportation Act, as amended.

“Execution Date” has the meaning ascribed to such term in the Contribution Agreement.

“Expert” means Deloitte & Touche LLP, or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Owner and Service Provider in writing (or, to the extent they are not able to so agree, the nationally recognized independent public accounting firm specified in writing by the Houston regional office of the CPR Institute).

“Facilities” means the assets to be constructed and developed for Owner or its Affiliates pursuant to this Agreement.

“FERC” means the Federal Energy Regulatory Commission or its successor agency.

“Field Operations” means day to day operation of the System, including but not limited to maintenance.

“Fiscal Year” means the time period from January 1st to December 31st of each year.

“GAAP” has the meaning ascribed to such term in the Contribution Agreement.

“Gathering Assets” means natural gas gathering systems and related facilities, including all appurtenances, metering facilities, fee property, leases, easements, licenses, permits, right of ways, contracts, contract rights and other rights, necessary for the design, development, construction, maintenance, upkeep, repair, or operation thereof.

“Governmental Entity” means any legislature, court, tribunal, authority, agency, commission, division, board, bureau, branch, official, or other instrumentality of the United States, or any domestic state, county, city, or other political subdivision, governmental department, or similar governing entity, and including any governmental body exercising similar powers of authority and jurisdiction, in each case with jurisdiction over the Parties, the System, or the business of Owner, the Affiliates of Owner, or Service Provider.

“Indebtedness for Borrowed Money” has the meaning ascribed to such term in the Contribution Agreement.

“KAAC” means Kayne Anderson Acquisition Corp., a Delaware corporation.

“Knowledge” means in relation to any Person, the possession of actual knowledge concerning the matter in question, without a duty of inquiry, by any Senior Supervisory Personnel employed by or otherwise providing services to such Person.

“Law” has the meaning ascribed to such term in the Contribution Agreement.

“Material Adverse Effect” has the meaning ascribed to such term in the Contribution Agreement.

“Natural Gas Liquids Pipelines” means natural gas liquids transmission pipeline systems and related facilities, including all appurtenances, metering facilities, fee property, leases, easements, licenses, permits, right of ways, contracts, contract rights and other rights, necessary for the design, development, construction, maintenance, upkeep, repair, or operation thereof.

“Natural Gas Pipelines” means natural gas transmission pipeline systems and related facilities, including all appurtenances, metering facilities, fee property, leases, easements, licenses, permits, right of ways, contracts, contract rights and other rights, necessary for the design, development, construction, maintenance, upkeep, repair, or operation thereof.

“Options” has the meaning ascribed to such term in the Contribution Agreement.

“Owner Direct-Billed Costs” means all general and administrative costs, and other expenses directly charged to or incurred by Owner or its Affiliates associated with the System (other than Direct G&A Costs, the Support Services Fee, and any other costs payable to Service Provider or any of its Affiliates), including expenditures to Persons who are directly engaged in providing goods (including vehicles, materials, and equipment) or services associated with the System, including utility costs, insurance premiums, deductibles or fees, banking-related charges and fees, external legal or auditing fees, leases, rentals, service contracts, costs associated with environmental compliance, permitting fees, assessments or charges, inspection fees and charges, and taxes.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Person” has the meaning ascribed to such term in the Contribution Agreement.

“Prime Rate” means the rate publicly announced by JPMorgan Chase Bank, N.A., New York, New York (or any successor bank) from time to time as its prime rate.

“Processing Assets” means cryogenic processing facilities, mechanical refrigeration units, compression facilities, and other facilities for purifying natural gas for transmission on Natural Gas Pipelines or extracting natural gas liquids for transmission on Natural Gas Liquids Pipelines, including all appurtenances, fee property, leases, easements, licenses, permits, right of ways, contracts, contract rights and other rights, necessary for the design, development, construction, maintenance, upkeep, repair, or operation thereof.

“Purchase Rights and Restrictive Covenants Agreement” has the meaning ascribed to such term in the Contribution Agreement.

“Related Party Transaction Policy” has the meaning ascribed to such term in the Contribution Agreement.

“Required Upgrade” means any System expansion, upgrade, retrofitting, or other modification that is, in the opinion of Service Provider, necessary (a) to avoid or mitigate imminent damage to the System, (b) to preserve System integrity, (c) to avoid a violation or potential violation of any applicable Law, or (d) for Service Provider to comply with the Reasonable and Prudent Service Provider standard.

“Senior Supervisory Personnel” means, with respect to Service Provider, any of the following: (a) any individual who is a senior region manager and who directs all operations and activities of Service Provider in Alpine High (as defined in the Purchase Rights and Restrictive Covenants Agreement), (b) any individual who is at a management level equivalent to or superior to a senior region manager referred to in foregoing clause (a) for Service Provider, and (c) any region manager with management or supervisory responsibilities in relation to the Services and who reports directly to the individuals referred to in foregoing clause (a) or (b).

“Service Contracts” means any and all contract(s) for the provision of Services (including contracts for the procurement of equipment, materials, or supplies) performed by Supplemental Service Providers.

“Service Costs” means all amounts, without duplication, incurred by Service Provider and its Affiliates that are directly or indirectly related to Service Provider’s performance of the Services, including: (a) Direct G&A Costs, (b) the Support Services Fee, (c) any Owner Direct-Billed Costs, and (d) any other costs, expenses, or liabilities (other than liabilities borne by Service Provider under Section 7.2 (Indemnification of Owner) hereof) related to Owner, the Affiliates of Owner, or the System.

“Subsidiary” of a Person means any other Person of which (a) at least fifty percent (50%) or more of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such Person or (b) fifty percent (50%) or more of the equity interests in such Person, shall at the time be owned or Controlled, directly or indirectly, by such other Person and/or by one or more of its Subsidiaries. For purposes of this defined term and interpreting this Agreement only, Owner shall not be deemed a Subsidiary of either Service Provider or any of the Affiliates of Service Provider.

“Support Services Fee” means an annual charge (payable monthly as provided in Section 4.4) equal to a proportional share of overhead charges for Owner and the System allocated by Service Provider’s corporate office The Support Services Fee is intended to compensate Service Provider for indirect oversight and administrative costs based on an allocation of overhead costs, including an allocation of salary, benefits, and all other forms of compensation of employees of Service Provider that are not included in Direct G&A Costs, but are spending a portion of their time providing services in respect of Owner and the System.

“System” means, collectively, (a) the System (Effective Date), (b) Gathering Assets, Processing Assets, Natural Gas Pipelines, and Natural Gas Liquids Pipelines acquired or developed by Owner, directly or indirectly, after the Effective Date, including the Facilities, including as a result of Owner’s exercise of any rights under the Purchase Rights and Restrictive Covenants Agreement, and (c) any additions to any of the foregoing or betterments, improvements, expansions, looping, laterals, extensions, renewals, or replacements to or of any of the foregoing, all as may be added to, adjusted, altered, amended, or changed from time to time.

“System (Effective Date)” means, collectively, the Gathering Assets, the Processing Assets, the Natural Gas Pipelines, and the Natural Gas Liquids Pipelines, in each case, owned, directly or indirectly, by Owner as of the Effective Date.

“Term” means the period commencing upon the Effective Date and ending on the date this Agreement is terminated in accordance with its terms (and shall include any Transition Period).

“TRRC” means the Texas Railroad Commission.

“Third Party” means a Person other than (a) Service Provider, (b) Owner, or (c) any Affiliate of Service Provider or Owner.

“Unrecoverable Damages” has the meaning ascribed to such term in the Contribution Agreement.

1.2 Construction. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit, or aid in the construction of any term or provision hereof. The Parties recognize that this Agreement is the product of the joint efforts of the Parties. It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party (notwithstanding any rule of Law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, unless the context requires otherwise:

(a) terms defined in Section 1.1 or elsewhere in this Agreement have the meanings assigned to them in that Section for purposes of this Agreement;

(b) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter;

(c) references to Articles and Sections (other than in connection with Laws) refer to Articles and Sections, respectively, of this Agreement unless otherwise indicated by the context thereof;

(d) the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section;

(e) “include,” “includes,” and “including” mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” respectively;

(f) terms defined herein include the plural as well as the singular;

(g) all exhibits or schedules attached hereto are hereby incorporated herein and made a part hereof for all purposes;

(h) “or” is not exclusive;

(i) all references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided;

(j) if the last day for the giving of any Notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such Notice or the performance of such action shall be extended to the next succeeding Business Day;

(k) if a provision or defined term is incorporated into this Agreement by referencing another contract and such contract is terminated, such termination shall have no effect on such provision or defined term as used in this Agreement; and

(l) the serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase.

ARTICLE 2

ENGAGEMENT AND RELATIONSHIP OF THE PARTIES

2.1 Engagement of Service Provider. Owner hereby engages Service Provider to act as an independent contractor with full power and authority to perform the Services in accordance with the terms of this Agreement. Service Provider hereby accepts such engagement and agrees to provide or cause to be provided the Services in accordance with the terms and conditions, and subject to the limitations, set forth in this Agreement.

2.2 Relationship of the Parties. For the purposes of this Agreement, Service Provider is an independent contractor, and neither Service Provider, its subcontractors, nor any of its or their respective employees or agents, shall be deemed for any purpose to be an agent, servant, employee, or representative of Owner, any of its owners, or any of their respective Affiliates. This Agreement is not intended to create, and the Parties agree that there is not hereby created, (a) a partnership or joint venture between the Parties, an employee / employer relationship or other relationship creating fiduciary, quasi-fiduciary, or similar duties and obligations at Law or otherwise or (b) an arrangement subjecting the Parties to joint and several or vicarious liability. Service Provider’s status or relationship to Owner or its Affiliates shall not affect its status as an independent contractor hereunder, impose a higher standard of care than established herein, or create any duty, obligation, or liability for Service Provider to perform, act, or assume responsibilities other than those specified in this Agreement. Service Provider shall be solely responsible for the performance of the Services, and the Services shall be performed, subject to the terms of this Agreement and the Reasonable and Prudent Service Provider standard, according to Service Provider’s own methods.

2.3 Performance Standard. Subject to Section 3.2 and Section 4.3(c), Service Provider shall perform the Services, as applicable, (a) consistent with, assuming no changes in circumstances that warrant a difference, the practices, methods, and acts used in constructing and operating the System (Effective Date) prior to the Effective Date and (b) with the same degree of diligence and care that Service Provider and its Subsidiaries exercise with respect to the construction, management, and operation of their own natural gas gathering and processing and natural gas and natural gas liquids transmission facilities (compliance with the obligations in foregoing clauses (a) and (b) is referred to herein as acting as a “Reasonable and Prudent Service Provider”); provided, however, that a Reasonable and Prudent Service Provider shall not be obligated to act in a manner which is inconsistent with or would otherwise endanger, impede, or degrade the construction, operations, or service requirements of the System, or contractual obligations of Owner or its Affiliates.

2.4 Supplemental Service Providers; Service Contracts.

(a) Subject to and in accordance with the terms of this Section 2.4(a), Service Provider may have portions of the Services performed by its Subsidiaries or subcontractors pursuant to Service Contracts, provided that Service Provider shall ensure that, in Service Provider’s opinion, consistent with Service Provider’s then-current practices with respect to the operations of its own assets, all Supplemental Service Providers have appropriately qualified and experienced (including possessing appropriate certifications) personnel for the Services they were hired to perform.

(b) Should Service Provider retain independent contractors to provide Services, Service Provider will not control the manner nor method in which the independent contractor provides such services, materials, or equipment. Service Provider shall review the performance of all contractors, subcontractors, suppliers, vendors, and any other counterparties to the Service Contracts, and their respective designees, agents, consultants, subcontractors, or representatives to the extent such Persons are providing services, materials, equipment, or supplies under the Service Contracts (collectively, the “Supplemental Service Providers” and each a “Supplemental Service Provider”).

ARTICLE 3

SCOPE AND DUTIES OF SERVICE PROVIDER

3.1 Scope of the Services.

(a) The “Services” to be provided under this Agreement shall consist of all services related to the design, development, construction, operation, management, and maintenance of the System and management of Owner and its Affiliates, including those services described below in this Section 3.1(a) and elsewhere in this Agreement. The Services shall be performed exclusively by Service Provider, Service Provider’s Subsidiaries, or, in Service Provider’s sole discretion, a Supplemental Service Provider on behalf of Service Provider (and shall not be performed in any way by Owner or its Affiliates) and shall not require the prior approval of or the giving of Notice to any Person. The Services include the following:

(i) performing and taking any and all actions necessary or appropriate to oversee, manage, and implement the development, planning, design, engineering, procurement, construction, installation, pre-commissioning, commissioning, operation, maintenance, inspection, testing, upkeep, repair, replacement, abandonment, removal, and improvement of the System, including the Facilities;

(ii) purchasing and maintaining rights-of-way, easements, fee properties, and other land rights and estates and the improvements thereon and acquiring and maintaining any other property (including telecommunications leases) necessary for the continued ownership or operation of the System (including the initiation and prosecution on any litigation, condemnation, or other proceedings that may be necessary to secure the same) and, as necessary, transferring such rights to or among Owner and its Affiliates;

(iii) providing or procuring utility services;

(iv) performing quality control and inspections of construction of the Facilities, and coordinating, managing, and monitoring all Third Party inspection work related to the construction of the Facilities;

(v) preparing and filing all ministerial reports, filings, postings, Permits of Owner or its Affiliates, and updates or renewals of the foregoing, tax returns or other tax filings of or related to taxes of Owner or with respect to the System, and any other governmental filings, pleadings, answers, or appearances with or before any Governmental Entities as necessary to comply with Law or to implement the terms and conditions of an agreement in respect of the System;

(vi) taking appropriate actions necessary to engage Subsidiaries and Supplemental Service Providers and to procure, furnish, take delivery of, and store all materials, equipment, and supplies to be incorporated in or used in the System, and in such reasonable amounts as are necessary to carry out its responsibilities under this Agreement;

(vii) making and accepting payments in Owner’s or its Affiliates’ name as required or permitted hereunder, including paying and discharging (with Owner’s or its Affiliates’ funds or at Service Provider’s election, Service Provider’s funds, which will be reimbursed) all documented costs, expenses, and liabilities incurred by Service Provider directly or on Owner’s or its Affiliates’ behalf in connection with performing the Services;

(viii) handling all banking matters, including opening, maintaining, and closing deposit, brokerage, investment, and similar accounts, and drawing checks or other orders for the payment of money;

(ix) making investments of Owner’s or its Affiliates’ funds in accordance with cash management policies of Owner;

(x) obtaining standby letters of credit, surety bonds, and other security in the name of Owner and its Affiliates;

(xi) (A) creating, incurring, assuming, guaranteeing, refinancing, paying or prepaying any Indebtedness for Borrowed Money, or amending, modifying, or otherwise altering the terms and provisions of any such Indebtedness for Borrowed Money or (B) permitting or creating any pledge, lien, or other similar encumbrance over any of the assets of Owner or its Affiliates;

(xii) managing the accounting and tracking of, and paying and discharging, all costs and expenses incurred in respect of the System, Owner or its Affiliates;

(xiii) subject to Section 5.3, providing general accounting services, including receipt of all revenues into bank accounts controlled by Owner on behalf of Owner;

(xiv) providing access to information technology, data storage, and communication systems;

(xv) obtaining, maintaining, and ensuring Owner’s and its Affiliate’s compliance with all Permits of Owner, or its Affiliate, as applicable, and applicable Law;

(xvi) maintaining compliance with continuous disclosure obligations under applicable securities laws and regulations and the rules and regulations of the securities exchange upon which KAAC’s securities are listed, including the preparation for review, approval, and filing by KAAC of reports and other documents with all applicable regulatory authorities and all other reports or statements reasonably requested by Owner’s conflicts committee in accordance with the Related Party Transaction Policy;

(xvii) providing health, safety, and environmental services, including monitoring, investigations, and remediation of any Environmental Conditions and compliance activities related to Environmental Laws;

(xviii) providing, or causing to be provided, (A) all of the personnel necessary to staff and perform the Services, which may be accomplished to the extent necessary by (1) full or part time employees of Service Provider or its Affiliates, including their recruitment, hiring, termination, compensation, management, and training or (2) Supplemental Service Providers and (B) personnel to serve in capacities equivalent to the capacities of corporate executive officers, except that the personnel serving in such capacities will serve in such capacities on a shared, part-time basis only;

(xix) providing investor relations and general communications services to assist and support Owner in its communications with stockholders, media, Governmental Entities, market participants, trade associations, industry groups, and others;

(xx) lobbying with public officials and organizing and facilitating community outreach functions on behalf of Owner and its Affiliates with respect to the System and Owner;

(xxi) defending and managing the litigation matters of Owner and its Affiliates and promptly notifying Owner upon obtaining Knowledge of any material litigation initiated against Owner or its Affiliates; provided, however, that Service Provider may only settle litigation matters that involve the payment of monetary damages not in excess of $10,000,000 and that does not impose any material restriction on the operations of Owner or any of its Affiliates; provided, that the foregoing proviso shall not limit Service Provider in responding to an Emergency;

(xxii) pursuing commercial transactions on behalf of Owner and its Affiliates and negotiating, entering into, modifying, administering, enforcing, maintaining, complying with, and extending, on behalf of Owner and its Affiliates, any contracts or agreements entered into by Owner, its Affiliates, or Service Provider on its or their behalf, and in the name, of Owner or its Affiliate, as the case may be, relating to the System or Service Provider’s fulfillment of its obligations under this Agreement, including marketing, scheduling, balancing, and measurement services;

(xxiii) engaging in business development activities, including the soliciting, contracting, and providing of other services (including gathering, treating, processing, and transmission services) for Third Parties and the construction, operation, and management of associated facilities;

(xxiv) taking any and all actions and making repairs, including implementing an emergency shutdown of the System (or any portion of the System), that, in Service Provider’s opinion, are required or appropriate in connection with an Emergency;

(xxv) if approved by Owner and Service Provider, implementing and constructing any physical expansions, modification, or enhancement, or series of physical expansions, modifications, or enhancements, to the System in addition to the Facilities;

(xxvi) selling, exchanging, leasing, or otherwise disposing of immaterial or obsolete assets related to the System; provided that no one transaction or series of related transactions exceeds $10,000,000;

(xxvii) engaging in remote operations to monitor and/or control any part or all of the System, including all communications infrastructure necessary to effectuate such operations; and

(xxviii) engaging and pursuing on behalf of Owner or its Affiliates any regulatory functions necessary or appropriate with respect to the System or construction of the Facilities.

(b) Owner grants Service Provider, on behalf of itself and its Affiliates, the authority to execute, amend, or extend contracts of Owner in the course of providing the Services in accordance with this Agreement as provided in a special power of attorney, in the form attached hereto as Exhibit A, authorizing Service Provider to sign on Owner’s behalf.

3.2 Performance. Notwithstanding anything to the contrary in this Agreement, Service Provider shall have no obligation under the terms of this Agreement to take any action (including actions otherwise required to satisfy the Reasonable and Prudent Service Provider standard), make any expenditure, or incur any obligation for which Service Provider is not entitled to reimbursement under Section 4.3(a).

3.3 Ownership of Property.

(a) The System shall be owned by Owner and its Affiliates. Service Provider shall have no ownership interest in the System or in any other assets of Owner or its Affiliates as a result of entering into this Agreement and providing the Services. Notwithstanding the foregoing, Service Provider may acquire personal property to be used in the System (including materials, equipment, supplies, consumables, and spare parts) in the name of Service Provider when Service Provider reasonably determines it to be expedient or cost effective to do so; provided, however, that title to such personal property shall pass to and vest in Owner upon Service Provider being reimbursed by Owner therefor.

(b) Service Provider and Owner each agree to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of Section 3.3(a).

3.4 Force Majeure.

(a) For purposes of this Agreement, the term “Force Majeure” means any acts of God and the public enemy, strikes, lockouts or other industrial disturbances, inability to obtain pipe or other material or equipment or labor, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, high water washouts, inclement weather, arrests and restraint of rulers and people, interruptions by government or court orders, present or future orders of any regulatory body, civil disturbances, terrorist attacks, explosions, breakage or accident to machinery, equipment, or pipelines, maintenance to machinery and equipment, freezing of wells or pipelines, inability to obtain or delays in obtaining additional necessary Permits of Owner or its Affiliates (provided Service Provider has used commercially reasonable efforts to obtain such Permits of Owner or its Affiliates), any Laws, rules, orders, acts or restraint of any Governmental Entity, or the partial or entire failure of natural gas supply, and any other event that is beyond the reasonable control of the Party claiming Force Majeure, provided that the Party claiming Force Majeure shall give prompt (but in no event later than five (5) Business Days after the occurrence of such event) Notice and reasonably full particulars of such event to the other Party and takes all reasonable actions within its power to remove the basis for nonperformance and after doing so resumes performance as soon as possible.

(b) Notwithstanding any other provision of this Agreement to the contrary, in the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement (other than any obligation to make payment of any amount when due and payable hereunder), the obligation of such Party, so far as it is affected by such Force Majeure, shall be suspended during the continuance of any condition or event of Force Majeure, but for no longer period, and such condition or event shall so far as possible be remedied with all reasonable dispatch.

(c) It is understood and agreed that the settlement of strikes or lockouts or resolution of differences with workers shall be entirely within the discretion of the affected Party, and that the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or differences by acceding to the demands of the opposing party in such strike, lockout, or difference when such course is inadvisable in the discretion of the affected Party.

3.5 Tax Matters. The Parties agree that Service Provider shall be responsible for administering all tax matters with respect to Owner. Service Provider shall have (a) the exclusive right and sole authority to act on behalf of Owner in any audit or tax-related proceeding, including as the “partnership representative” within the meaning of Section 6223(a) of the Internal Revenue Code of 1986, as amended, and (b) the responsibility to prepare, or cause to be prepared, all federal, state, and local tax returns required to be filed with respect to Owner.

ARTICLE 4

EXPENDITURES AND FUNDING

4.1 Authorization for Expenditures. Service Provider is hereby authorized and directed to make any and all expenditures necessary to provide the Services.

4.2 Support Services Fee.

(a) On or before November 15, 2021 and on or before November 15 of every Fiscal Year thereafter, Service Provider shall deliver to Owner for its approval by its board of directors, the Support Services Fee for the immediately following Fiscal Year based on Service Provider’s actual internal overhead and general and administrative costs (other than any costs included as part of the Direct G&A Costs or the Owner-Direct Billed Costs) incurred in connection with the provision of the Services in the then-current Fiscal Year (the “Proposed Support Services Fee”), together with supporting documentation therefor. Service Provider’s calculation of the Proposed Support Services Fee shall take into account equitable adjustments to reflect, among other things, the contribution, acquisition, or disposition of assets to or by Owner, including as a result of Owner’s exercise of any rights under the Purchase Rights and Restrictive Covenants Agreement, and to reflect any change in the cost of providing indirect oversight and administrative services to Owner due to changes in any applicable Law or interpretation thereof.

(b) Notwithstanding the foregoing, the Parties agree that the Support Services Fee shall be as follows:

(i) from the Execution Date through December 31, 2019, the Support Services Fee shall be $3,000,000;

(ii) from January 1, 2020 through December 31, 2020, the Support Services Fee shall be $5,000,000;

(iii) from January 1, 2021 through December 31, 2021, the Support Services Fee shall be $7,000,000; and

(iv) from January 1, 2022 through the term of this Agreement, the Support Services Fee shall be $9,000,000, as may be increased by Service Provider in accordance with the principles set forth in Section 4.2(a).

(c) If any component of the Proposed Support Services Fee is not approved by December 15 of the Fiscal Year in which such Proposed Support Services Fee is delivered (such component, the “Disputed Item”), Service Provider may submit resolution of the Disputed Item to the Expert. Each Party shall use commercially reasonable efforts to cause the Expert to render a decision in accordance with this Section 4.2(c) along with a statement of reasons therefor within ten (10) Business Days after the submission of the Disputed Item to the Expert. No Party shall communicate with the Expert without the prior consent of the other Parties. The Expert shall act as an expert and not an arbitrator. Save in the case of fraud or manifest error or bias, (i) the decision of the Expert shall be final and binding upon the Parties, shall be non-appealable and shall constitute an award that is final, binding, and, save in the case of fraud or manifest error or bias, non-appealable and upon which a judgment may be entered by a court having jurisdiction and (ii) the Proposed Support Services Fee as revised to reflect the decision of the Expert with respect to the Disputed Item shall be final and binding upon the Parties and shall constitute the Support Services Fee for the subject Fiscal Year (with effect from January 1 of such subject Fiscal Year). The Expert shall review only the Disputed Item submitted to it and the determination of such Disputed Item shall be made in accordance with the procedures set forth in this Section 4.2(c); provided that the Expert’s resolution of a Disputed Item shall not be less than the lesser amount claimed for such Disputed Item and shall not be greater than the greater amount claimed for such Disputed Item. Owner, on the one hand, and Service Provider, on the other hand, shall bear all costs and expenses incurred by such Party in connection with such expert determination, except that the fees and expenses of the Expert hereunder shall be borne based upon the inverse proportion of the dollar amount of the Disputed Item resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses).

(d) During the pendency of any Disputed Item and subject to the procedure set forth in Section 4.2(c), (i) any non-disputed component of the Proposed Support Services Fee shall be factored into the Support Services Fee and (ii) any component of the Proposed Services Fee that is a Disputed Item shall be factored into the Support Services Fee as the previous year’s amount of such component plus an amount equal to 5% of the previous year’s amount.

4.3 Payment of Expenditures; Offset.

(a) In respect of all Owner Direct-Billed Costs, Service Provider shall remit payment directly with Owner’s (or its Affiliates’) funds or may remit payment with its own funds.

(b) If Service Provider elects to remit payment with its own funds, then (i) Owner shall reimburse Service Provider as provided in Section 4.4 or (ii) Service Provider shall be entitled to reimburse itself for the full amount of such payments with revenues received by Service Provider on behalf of Owner or its Affiliates pursuant to Section 3.1(a)(xiii).

(c) Service Provider shall not be obligated to advance its own funds for the payment of any costs or expenditures under this Agreement. Moreover, notwithstanding anything contained herein to the contrary, Service Provider shall not have any obligation to provide Services to the extent that sufficient funds to do so are not timely provided by Owner and any such failure on the part of Service Provider to provide Services in such circumstances shall not be a breach by Service Provider of this Agreement.

4.4 Monthly Statement; Service Provider Reimbursement and Compensation. Service Provider shall prepare and submit monthly a statement with detail of all (a) Owner Direct-Billed Costs paid from Service Provider’s funds, and reimbursed per Section 4.3(b)(ii), (b) Owner Direct-Billed Costs paid from Service Provider’s funds that are reimbursable pursuant to Section 4.3(b)(i) and not otherwise reimbursed per Section 4.3(b)(ii), (c) Direct G&A Costs incurred, (d) the Support Services Fee, and (e) any other costs, expenses, or liabilities for which payment was remitted by Service Provider related to Owner or the System, as provided under this Agreement. The sum of (b), (c), (d), and (e) shall be referred to herein as the “Monthly Settlement Amount.” Owner shall pay to Service Provider or to applicable Affiliates designated by Service Provider the Monthly Settlement Amount attributable to a month by no later than the last day of the immediately following month. Service Provider shall promptly provide upon written request of Owner all reasonable supporting documentation relating to costs or expenditures and the allocation methodology used with respect to any monthly statement. If payment is not timely made and revenue and the offset thereof pursuant to Section 4.3(a) is insufficient to satisfy Services Costs due and owing in full, then the unpaid amount shall accrue interest at the Default Interest Rate from the due date therefor until paid in full.

4.5 Audits. Owner shall have the right, at Owner’s cost, to audit Service Provider’s accounts and records relating to the Services and any costs, fees, or reimbursements charged to Owner’s account for any calendar year within the 24-month period following the end of such calendar year. The audits shall not be conducted more frequently than bi-annually without the prior approval of Service Provider. Owner may request information prior to the commencement of the audit, and Service Provider shall, to the extent available, provide the information requested as soon as practical in order to facilitate the forthcoming audit. Upon the completion of any such audit, Owner or Service Provider may notify Service Provider or Owner, as applicable, of any overcharge or undercharge discovered by Owner or Service Provider and request reimbursement thereof, and such notice shall include the notifying Party’s calculations and reasonable data supporting such reimbursement. If Service Provider notifies Owner within 30 days that it disputes the audit results, then either Owner or Service Provider may cause such dispute to be submitted to expert determination in accordance with Section 4.2(c). If Service Provider does not dispute such amount, Service Provider shall promptly reimburse Owner, or provide a credit under this Agreement to Owner, in the amount of any previously overcharged amounts. This Section 4.5 shall survive the expiration or termination of this Agreement for a period of 24 months. In the absence of a claim for adjustment within the two (2) year audit period, the bills and statements (and associated payments, fees and charges) rendered for the calendar year prior to such two (2) year audit period shall be conclusively established as correct.

ARTICLE 5

ACCOUNTING AND RECORDS; REMITTANCES

5.1 Maintenance of Accounts. Service Provider shall maintain the records and accurate accounts of all expenses, costs, and liabilities incurred by it in performing the Services, and all revenues accrued and invoiced, all of which shall be charged or credited to Owner or its Affiliates. Service Provider shall maintain and prepare the books and records of Owner in (a) conformity with GAAP and any applicable FERC and TRRC requirements and (b) compliance with continuous disclosure obligations under applicable securities laws and regulations and the rules and regulations of the securities exchange upon which KAAC’s securities are listed.

5.2 Reports and Notices. Service Provider shall provide to Owner such reports and notices concerning System as Service Provider routinely generates in respect of the System (Effective Date) as of the date hereof.

5.3 Remittances. At the end of each month or as soon as reasonably practicable thereafter, Service Provider shall remit to bank accounts of Owner any revenues of Owner received and maintained by Service Provider pursuant to Section 3.1(a)(xiii) in a bank account of Service Provider during such month.

ARTICLE 6

WARRANTIES

6.1 Warranties of Owner. Owner warrants to Service Provider that on and as of the date hereof:

(a) Owner is duly organized, validly existing, and in good standing under the Laws of the State of Delaware and is authorized to conduct business in the State of Texas, with power and authority to carry on the business in which it is engaged and to perform its obligations under this Agreement;

(b) this Agreement has been executed and delivered in accordance with any corporate governance requirements of Owner;

(c) Owner has all the requisite corporate, limited liability company, partnership, trust, or other applicable power and authority to enter into this Agreement and perform its obligations hereunder;

(d) Owner’s execution, delivery, and performance of this Agreement will not violate (i) any of the provisions of its organizational documents, (ii) any agreements pursuant to which it or its property is bound, or (iii) any Laws, except with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a Material Adverse Effect on Owner and its Affiliates, taken as a whole;

(e) there is no Action pending or, to Owner’s Knowledge, threatened against or affecting Owner before any Governmental Entity that could reasonably be expected to materially adversely affect the ability of Owner to perform its obligations under this Agreement; and

(f) Owner is not subject to any bankruptcy, temporary receivership, liquidation or insolvency proceedings, or any order by a court having jurisdiction for its dissolution, liquidation, or winding up.

6.2 Warranties of Service Provider. Service Provider warrants to Owner that on and as of the date hereof:

(a) Service Provider is duly organized, validly existing, and in good standing under the Laws of the State of Delaware, with power and authority to carry on the business in which it is engaged to perform its obligations under this Agreement;

(b) this Agreement has been executed and delivered in accordance with any corporate governance requirements of Service Provider;

(c) Service Provider has all the requisite corporate, limited liability company, partnership, trust, or other applicable power and authority to enter into this Agreement and perform its obligations hereunder;

(d) Service Provider’s execution, delivery, and performance of this Agreement will not violate (i) any of the provisions of its organizational documents, (ii) any agreements pursuant to which it or its property is bound, or (iii) any Laws, except with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a Material Adverse Effect on Service Provider and its Affiliates, taken as a whole;

(e) this Agreement is valid, binding, and enforceable against Service Provider in accordance with its terms subject to bankruptcy, moratorium, insolvency, and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of Law or equity);

(f) there is no Action pending or, to Service Provider’s Knowledge, threatened against or affecting Service Provider before any Governmental Entity that could reasonably be expected to materially adversely affect the ability of Service Provider to perform its obligations under this Agreement; and

(g) Service Provider is not subject to any bankruptcy, temporary receivership, liquidation or insolvency proceedings, or any order by a court having jurisdiction for its dissolution, liquidation, or winding up.

ARTICLE 7

INDEMNIFICATION; LIMITATION OF LIABILITY

7.1 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES WAIVE ANY AND ALL RIGHTS, CLAIMS, OR CAUSES OF ACTION AGAINST ONE ANOTHER ARISING UNDER THIS AGREEMENT FOR ANY UNRECOVERABLE DAMAGES, SAVE AND EXCEPT SUCH DAMAGES PAYABLE WITH RESPECT TO CLAIMS OF A THIRD PARTY.

7.2 Indemnification of Owner. Subject to Section 7.11, Service Provider agrees to protect, defend, indemnify, and hold Owner and its Affiliates, and each of its and their respective managers, directors, members, officers, employees, attorneys-in-fact, and agents (each an “Owner Indemnified Party”), free and harmless from and against any and all losses, claims, liens, demands, and causes of action of every kind and character arising out of, in connection with, or incident to this Agreement, including the amounts of judgments, penalties, interest, court costs, investigation expenses and costs, and reasonable legal fees (collectively, “Claims”) suffered or incurred by any Owner Indemnified Party to the extent such Claims are the result of, caused by, or arise out of the willful misconduct of Senior Supervisory Personnel of Service Provider in the performance of its obligations under this Agreement or the breach by Service Provider of its obligations under Section 5.3. Notwithstanding the above, if any Claim of the nature described above in this Section 7.2 arises out of the joint or concurrent negligence, gross negligence, strict liability, or willful misconduct of any of Owner Indemnified Parties, it is the express intent of the Parties that Service Provider shall not be required to indemnify any Owner Indemnified Party hereunder and shall have no liability to any Owner Indemnified Party in connection therewith.

7.3 Indemnification of Service Provider. Owner agrees to protect, defend, indemnify, and hold Service Provider and its Affiliates, and each of its and their respective managers, directors, members, officers, employees, attorneys-in-fact, and agents (each a “Service Provider Indemnified Party”), free and harmless from and against any and all Claims suffered or incurred by any Service Provider Indemnified Party resulting from, caused by, or arising out of (a) the sole, joint, or concurrent negligence, gross negligence, intentional breach, or willful misconduct of any member of the Owner Indemnified Parties, (b) the sole, joint, or concurrent negligence of any Service Provider Indemnified Party in such Service Provider Indemnified Party’s performance or failure to perform under or related to this Agreement, or (c) Service Provider’s or a Supplemental Service Provider’s actions or omissions in connection with its performance of the Services, but this indemnity shall not apply to the extent that such Claims are subject to indemnification by Service Provider as provided in Section 7.2.

7.4 Indemnification Demands. Each Party hereunder agrees that promptly upon its discovery of facts giving rise to a demand for indemnity (an “Indemnity Demand”) under the provisions of this Agreement, including receipt by it of a Claim by any Third Party, with respect to any matter as to which a Service Provider Indemnified Party or an Owner Indemnified Party, as applicable (each, an “Indemnified Party”), asserts a right to indemnity under the provisions of this Agreement, it will give prompt Notice thereof in writing to the Party against which such a right is being asserted (the “Indemnifying Party”), together with a statement of such information respecting any of the foregoing as it shall have. Such Notice shall include a formal demand for indemnification under this Agreement. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any Indemnity Demand to the extent that the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement and such failure materially and adversely affects the ability of the Indemnifying Party or its counsel to defend against such matter and to make a timely response thereto including any responsive motion or answer to a complaint, petition, notice, or other legal, equitable, or administrative process relating to the Indemnity Demand.

7.5 Right to Contest and Defend. The Indemnifying Party shall be entitled, at its cost and expense, to contest and defend, by all appropriate legal proceedings, any Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that Notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within 60 days from the date of receipt by the Indemnifying Party of Notice by the Indemnified Party of the assertion of the Indemnity Demand. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right, but not the obligation, to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all actions to be taken with respect to such Claim; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the Indemnifying Party does not elect to contest and defend any such Claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party. If the Indemnifying Party shall have assumed the defense of such Claim, the Indemnified Party shall agree to any settlement, compromise, or discharge of a Claim that the Indemnifying Party may recommend and that, by its terms, obligates the Indemnifying Party to pay the full amount of the liability in connection with such Claim, which releases the Indemnified Party completely in connection with such Claim and which would not otherwise materially adversely affect the Indemnified Party. An Indemnified Party shall not otherwise agree to any settlement, compromise, or discharge of a Claim during the 60-day period specified above, nor so long as the Indemnifying Party is diligently pursuing the defense of such Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Claim) if the Claim seeks an order, injunction, or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related Claim for money damages. If such equitable relief or other relief portion of the Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

7.6 Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Claim, or any cross-complaint against any person, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating. At no cost or expense to the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Claim.

7.7 Right to Participate. If the Indemnifying Party does not elect to contest a Claim, the Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including any Governmental Entities, asserting any Claim against the Indemnified Party or conferences with representatives of, or counsel for, such Persons.

7.8 Payment of Damages. The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days as and when reasonably specific bills are received or loss, liability, claim, damage, or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds actually received (less reasonable costs of recovery) by the Indemnified Party related to the damages. The Indemnified Party shall use commercially reasonable efforts to mitigate any and all losses arising out of any Claim.

7.9 Express Negligence Rule. THE INDEMNIFICATION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND UNLESS EXPRESSLY PROVIDED HEREIN SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. OWNER AND SERVICE PROVIDER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

7.10 Acknowledgment. THE PARTIES AGREE AND STIPULATE THAT THIS AGREEMENT IS NOT AN “AGREEMENT PERTAINING TO A WELL FOR OIL, GAS, OR WATER, OR TO MINE FOR A MINERAL” AS SUCH PHRASE IS DEFINED IN SECTION 127.001 OF THE TEXAS CIVIL PRACTICE AND REMEDIES CODE, AS AMENDED.

7.11 Limitations.

(a) No suit or action shall be brought against Service Provider more than two (2) years after the first occurrence of the event or circumstance giving rise to the associated claim.

(b) In no event shall Service Provider’s aggregate liability during any Fiscal Year under this Agreement to the Owner Indemnified Parties exceed two times the amount of the Support Services Fee applicable to such Fiscal Year, provided, however that this Section 7.11 shall not apply to any breaches by Service Provider of Section 5.3.

(c) Any claim made against Service Provider shall be deemed to be withdrawn unless, within thirty (30) days of communicating Notice of such claim to Service Provider, Owner (i) properly files a lawsuit related to such claim against Service Provider and (ii) serves Notice of such lawsuit to Service Provider.

7.12 Sole Remedies. No Party shall have any remedies for breach of this Agreement other than those remedies expressly enumerated in this ARTICLE 7 and ARTICLE 9 and Service Provider’s right to seek payment as provided in Section 4.4

ARTICLE 8

INSURANCE

8.1 Insurance Provided by Service Provider. Throughout the Term, Service Provider shall carry and maintain, or caused to be carried and maintained, liability and other insurance coverages, including builder’s risk insurance coverage, with limits and deductibles or retentions in amounts commensurate with Service Provider’s obligations under this Agreement with respect to the performance of the Services as are commercially reasonable as determined by Service Provider. If mutually agreed by Owner and Service Provider, Service Provider shall maintain property insurance, during operations, covering physical loss of, or damage or destruction to, the System, in such amounts and with such insurers and as are commercially reasonable as determined by Service Provider.

8.2 Use of Proceeds. In the event that Service Provider maintains property insurance covering physical loss of, or damage or destruction to, any portion of the System, and all or any such portion of the System is lost, damaged, or destroyed as a result of any peril covered by any such policies, all insurance proceeds under such policies shall be used to repair and restore such System unless otherwise agreed by Owner, unless such proceeds are reimbursement payments to Service Provider or Owner. Any and all such proceeds that are not used to repair and restore such System and are not reimbursement payments to Service Provider or Owner, net of any cost of recovery of such proceeds, shall be paid to Owner. In the event that Service Provider maintains any business interruption, business income, credit risk, or other similar types of insurance coverages with respect to or otherwise covering the payment of any costs, the amount of any proceeds thereof that are not applied to the payment of costs, net of any cost of recovery of such proceeds, shall be paid to Owner.

8.3 Costs of Insurance. Costs incurred by Service Provider to maintain any insurance policies hereunder, including premiums, expenses, deductibles, self-insured retentions, or similar programs applicable to the insurance required hereunder for the direct or indirect benefit of Owner shall be included in the Service Costs (other than any insurance costs and expenses incurred by Service Provider under Section 7.2).

8.4 Insurance Maintained by Others. Nothing herein shall prohibit Owner or any of its Affiliates from maintaining, at its own expense, insurance for its own account, whether with respect to the System or otherwise, and the maintenance of such additional insurance shall not reduce any amount payable under any of the policies described in this Agreement. The proceeds of any such additional insurance shall be solely for the account of the Person maintaining such additional insurance.

8.5 Supplemental Service Providers. Service Provider shall, at all times, use its judgment to determine the appropriate types and amounts of insurance policies that it will require its Supplemental Service Providers to procure and maintain, with such determination being consistent with the duties of the Supplemental Service Providers.

8.6 Property Insurance. Subject to this ARTICLE 8, Owner shall maintain, or cause to be maintained, property insurance coverage. Such coverage may be arranged under a self-insurance program.

8.7 No Limitation. For the avoidance of doubt, the provisions of this ARTICLE 8 shall not cap or limit Owner’s indemnification obligations and liabilities under ARTICLE 7.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement shall commence on the Effective Date and continue in effect until terminated in accordance with Section 9.2.

9.2 Termination. This Agreement may be terminated:

(a) upon the mutual written consent of the Parties;

(b) by either Party, at its option, upon thirty (30) days written Notice in the event Service Provider or one of its Affiliates no longer owns a direct or indirect interest in at least fifty percent (50%) of the voting or other equity securities of KAAC; or

(c) by Owner in the event that Service Provider has failed to perform any of its covenants or obligations under this Agreement as a result of the willful misconduct of Service Provider’s Senior Supervisory Personnel, and such failure has had a material adverse financial impact on Owner, taken as a whole (a “Performance Breach”); provided, however, that (y) prior to a termination for a Performance Breach, the provisions set forth in this Section 9.2(c) shall apply, and (z) it is agreed and acknowledged that any action taken by Service Provider hereunder with the approval of Owner and in accordance with the terms of such approval or any action taken in compliance with the Law shall not constitute a Performance Breach.

(i) Owner shall give Service Provider written Notice of such Performance Breach (a “Performance Breach Notice”). Service Provider shall have sixty (60) days from receipt of the Performance Breach Notice to cure or remedy the Performance Breach, or if Service Provider is diligently pursuing such a cure or remedy, Service Provider shall provide Owner with written Notice that Service Provider intends to cure or remedy the Performance Breach, including a summary of the material steps it has taken to date to diligently pursue such cure or remedy and the time it is expected to take to cure or remedy such Performance Breach (a “Cure Notice”). If Service Provider delivers a timely Cure Notice, Service Provider shall have one hundred eighty (180) days from receipt of the Performance Breach Notice to cure or remedy the Performance Breach (as may be extended below, the “Cure Period”); provided, that if Service Provider is diligently pursuing a cure or remedy, the Cure Period shall be extended for so long as Service Provider continues to diligently pursue such cure or remedy. If Service Provider timely cures or remedies the Performance Breach within the Cure Period, this Agreement will continue in full force and effect and termination will not occur.

(ii) If either (A) a Cure Notice is not delivered within sixty (60) days following receipt of the Performance Breach Notice or (B) a Cure Notice is delivered within sixty (60) days following receipt of the Performance Breach Notice, but the Performance Breach is not cured or remedied within the Cure Period (including if Service Provider ceases to diligently pursue the cure or remedy), then Owner shall have the right, exercisable at any time during the sixty (60) days following the expiration of the applicable period referenced in the foregoing clause (A) or (B), to elect by written Notice to Service Provider to terminate this Agreement with no further liability, except for payment to Service Provider of any costs incurred hereunder; provided, however, that this Agreement may not be terminated pursuant to this Section 9.2(c)(ii) unless a court determines that there was a Performance Breach and such determination is final and non-appealable.

(iii) If the Performance Breach relates to alleged noncompliance with applicable Laws, then the Performance Breach will be considered remedied if, within the Cure Period, the Governmental Entity with jurisdiction over the applicable Law that is the subject matter of such alleged noncompliance approves a plan of remedial action.

9.3 Effectiveness of Termination. Unless there is a Transition Period, the termination of this Agreement shall be effective (a) upon the date of the mutual written consent, in the case of termination pursuant to Section 9.2(a), (b) thirty (30) days after receipt of Notice, in the case of termination pursuant to Section 9.2(b), and (c) upon the final, non-appealable determination of a Performance Breach, in the case of termination pursuant to Section 9.2(c). However, if there is a Transition Period, the termination of this Agreement shall be effective upon the end of the Transition Period or, if earlier, the date upon which Owner requests Service Provider to terminate its performance of Services as provided in Section 9.4.

9.4 Effect of Termination; Transition Period; Employees. The termination of this Agreement shall not relieve an Indemnifying Party of its obligations under ARTICLE 7 or Owner’s payment obligations under Section 4.4. Upon termination, Service Provider shall make available to Owner Service Provider’s books and records and data (to the extent permitted by law), insofar as such books and records and data directly relate to the System. Notwithstanding any such termination, at the request of Owner, Service Provider shall continue to serve as Service Provider of the System under this Agreement in compliance with the provisions hereof for a transition period of up to six (6) months after the dates described in clauses (a), (b) and (c) of Section 9.3 (the “Transition Period”) unless Owner requests Service Provider to terminate its performance of the Services earlier. During the Transition Period, Service Provider shall provide the Services in accordance with the terms of this Agreement and the termination of this Agreement shall be deemed for purposes of this ARTICLE 9 to terminate with the last day of the Transition Period. Upon termination, if requested by Owner, Service Provider shall assign to Owner any contracts and agreements entered into by Service Provider in connection with its performance of the Services on behalf of Owner or its Affiliates in compliance with the terms of this Agreement (except for any benefit plans and any related agreements and arrangements and to the extent such contracts and agreements are freely assignable), and Owner shall assume all obligations and liabilities under such contracts and agreements. The Parties agree to execute from time to time after such termination such documents and instruments requested by each Party to evidence such assignment and assumption. Upon termination of this Agreement, Service Provider shall (a) reasonably cooperate with Owner and any successor service provider to facilitate the orderly transition of Service Provider’s responsibilities and to transfer to Owner or the successor service provider (as applicable) control of any and all property of Owner and its Affiliates that is under the care and custody of Service Provider and (b) provide to Owner or any successor service provider a list of the transferring employees of Service Provider or its Affiliates who, at the time of such termination, allocate substantially all of their time to Field Operations or whose costs are billed as Direct G&A Costs (the “Transferred Employees”), and Owner shall make an offer of employment to each Transferred Employee, which offer shall include provision for terms and conditions of employment, including total compensation and benefits, which are substantially similar, in the aggregate, to the terms and conditions of employment Service Provider provides to such Transferred Employee at the time such offer is made and shall include recognition for all purposes of such Transferred Employee’s accrued service with Service Provider. Except for unused current year vacation, Service Provider will be responsible for paying the compensation earned but unpaid, while such Transferred Employee was employed by Service Provider up to the date of termination of this Agreement. Unused current year vacation to the date of termination of this Agreement shall be an accrual transferred to Owner and Owner shall provide such Transferred Employee with such accrued vacation as well as any remaining vacation entitlement for the remainder of the year. All items in respect of a Transferred Employee that require proration including premiums for employment insurance, workers’ compensation, wages, salaries, and commissions and employee benefit plan payments will be appropriately prorated to the date of termination of this Agreement. To the extent that any Transferred Employee does not accept an offer of employment from Owner and Service Provider terminates the employment of such Transferred Employee, then Owner shall be liable for all severance obligations payable to such Transferred Employee. During the Term of this Agreement and until the date that is two (2) years from termination of this Agreement, except for Transferred Employees, neither Owner nor its Affiliates shall solicit for employment or employ any Person who is or was employed, contracted, or retained by Service Provider or its Affiliates during the Term of the Agreement (the “Restricted Persons”). Notwithstanding the foregoing, this Section 9.4 shall not apply to (x) any hiring as a result of any solicitation that consists of a general advertisement or solicitation by Owner or its Affiliates through the use of general media advertisements, the internet, or professional search firms that is not targeted at the Restricted Persons or (y) any solicitation or hiring of any person who has not been employed, contracted, or retained by Service Provider of its Affiliates for at least six (6) months immediately preceding such solicitation or hiring.

ARTICLE 10

CONFIDENTIAL INFORMATION

10.1 Confidential Information. Each Party (the “Receiving Party”) acknowledges that, from time to time, it may receive information from or regarding the other Party (the “Disclosing Party”) or the Disclosing Party’s Subsidiaries, Affiliates, investees, or their respective customers, or suppliers in the nature of trade secrets or secret or proprietary information, or information that is otherwise confidential, the disclosure of which may be damaging to the Disclosing Party. The Receiving Party shall hold in strict confidence any such information it receives and may not disclose such information to any Person, except for disclosures (a) necessary to comply with any Law (including applicable stock exchange or quotation system requirements), (b) to its employees, Affiliates, advisers, Supplemental Service Providers (where the Receiving Party is Service Provider), or representatives, but only if the recipients of such information have agreed to be bound by the provisions of this ARTICLE 10 or are otherwise subject to a duty of confidentiality; and provided that the Receiving Party shall be responsible for such recipients’ use and disclosure of any such information, (c) of information that the Receiving Party also has received from a source independent of the Disclosing Party, but only if the Receiving Party reasonably believes such source obtained such information without breach of any obligation of confidentiality, (d) of information that the Receiving Party can reasonably demonstrate was independently developed by the Receiving Party without reliance upon any material separately developed by or for the Disclosing Party, (e) to existing or potential investors, lenders, accountants, and other representatives of the Receiving Party with a need to know such information, but only if the recipients of such information have agreed to be bound by the provisions of this ARTICLE 10 or are otherwise subject to a duty of confidentiality; and provided that the Receiving Party shall be responsible for such recipients’ use and disclosure of any such information, or (f) of public information. If a Receiving Party or its Affiliates, advisers, or representatives is compelled to disclose any confidential information by judicial or administrative process or by other requirements of applicable Law, the Receiving Party shall promptly provide Notice to the Disclosing Party of such obligation, unless such Notice violates applicable Law, and shall provide reasonable assistance to the Disclosing Party to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The Receiving Party acknowledges that a breach of the provisions of this ARTICLE 10 may cause irreparable injury to the Disclosing Party or its Subsidiaries, Affiliates, or investees for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Receiving Party agrees that the provisions of this ARTICLE 10 may be enforced by injunctive action or specific performance, and the Receiving Party hereby waives any requirement to post bond in connection with any injunctive order or order for specific performance. The Receiving Party agrees and acknowledges that it shall be held accountable for disclosures in contravention of this ARTICLE 10 by its employees, Affiliates, advisers, or representatives.

ARTICLE 11

GENERAL PROVISIONS

11.1 Notices. Any notice, request, demand, and other communication required or permitted to be given or made hereunder (each a “Notice”) shall be in writing and shall be deemed to have been duly given or made if (a) delivered personally, (b) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (c) delivered by prepaid overnight courier service, or (d) delivered by confirmed facsimile transmission or electronic mail to a Party at the following addresses (or at such other addresses as shall be specified by a Party by similar Notice):

If to Service Provider, addressed to:

Apache Corporation

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Tom Yelich, VP Business Development

Facsimile: (713) 296-6458

In the case of Notice to Owner (all or any), to:

Altus Midstream Company (f/k/a Kayne Anderson Acquisition Corp.)

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attention: Brian Freed

Facsimile: (713) 296-6459

Email: brian.freed@apachecorp.com

With a copy to:

Apache Legal

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056

Attn: General Counsel

Facsimile: (713) 296-6459

Notices shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, upon the earlier of five calendar days after deposit in the mail or the date of delivery as shown by the return receipt therefor, (iii) if sent by facsimile transmission, when confirmation of transmission is received, or (iv) if sent by electronic mail, when confirmation is received. Whenever any Notice is required to be given by Law or this Agreement, a written waiver thereof, signed by the Person entitled to Notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such Notice.

11.2 Entire Agreement. This Agreement, the instruments to be delivered hereunder, the Contribution Agreement, and the Ancillary Agreements (as defined in the Contribution Agreement) supersede all previous understandings or agreements among, and contain the entire understanding of, the Parties, whether oral or written, with respect to the provision of Services by Service Provider.

11.3 Waivers. No waiver by any Party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. Except as specifically set forth in this Agreement, no failure by a Party hereto to exercise, or delay in exercising, any right, remedy, power, or privilege hereunder shall operate or be construed as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

11.4 Governing Law; Consent to Jurisdiction; Severability; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Texas without regard to the principles of conflicts of Law; provided, however, that no Law, theory, or public policy shall be given effect which would undermine, diminish, or reduce the effectiveness of the waiver of damages provided in Section 7.1, it being the express intent, understanding, and agreement of the Parties that such waiver is to be given the fullest effect, notwithstanding the negligence (whether sole, joint, or concurrent), gross negligence, willful misconduct, strict liability, or other legal fault of any Party.

(b) The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Texas and the federal courts of the United States of America, each located in Harris County, Texas, over any dispute between the Parties arising out of this Agreement, and the Parties irrevocably agree that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any such dispute arising out of this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Should any term or provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other terms or provisions of this Agreement, which other terms and provisions shall remain in full force and effect and the application of such invalid or unenforceable term or provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Law. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and that this Agreement shall be valid and enforceable as so modified.

(d) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.5 No Third Party Benefit. Except as set forth in Sections 7.2 and 7.3, this Agreement (a) is for the sole benefit of the Parties hereto and (b) is not intended to benefit any other Person. No Person that is not a Party to this Agreement may enforce any part of this Agreement or rely upon any data or information disclosed or developed pursuant to this Agreement.

11.6 Amendments.

(a) No amendment, supplement, or waiver of this Agreement, including to any exhibit hereto, shall be binding unless executed in writing by the Party to be bound thereby and any permitted assignees.

(b) If a provision or a defined term incorporated by reference into this Agreement is amended, supplemented, or modified in the agreement from which such provision or defined term is incorporated, such amendment, supplement, or modification shall have no effect on such provision or defined term as used in this Agreement unless such amendment, supplement, or modification is approved as provided in this Section 11.6.

11.7 Assignment and Successors and Assigns.

(a) The rights and obligations contained in this Agreement shall not be assigned by either Party without the prior written consent of the other Party to this Agreement, and any such action without the required consent shall be void ab initio; provided, however, that Service Provider may assign its rights and obligations contained in this Agreement to an Affiliate of Service Provider without Owner’s prior written consent provided that Service Provider shall remain liable for its obligations contained in this Agreement.

(b) This Agreement shall bind and inure to the benefit of the Parties and any permitted successors or assigns to the original Parties to this Agreement, but such assignment shall not relieve either Party of any obligations incurred prior to such assignment.

11.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Facsimile copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

OWNER: ALTUS MIDSTREAM COMPANY (f/k/a Kayne Anderson Acquisition Corp.)

By:	/s/ Terry A. Hart
Name:	Terry A. Hart
Title:	Chief Financial Officer

[Signature Page to Construction, Operations and Maintenance Agreement]

SERVICE PROVIDER: APACHE CORPORATION

By:	/s/ Stephen J. Riney
Name:	Stephen J. Riney
Title:	Chief Financial Officer and Executive Vice President

[Signature Page to Construction, Operations and Maintenance Agreement]

EXHIBIT A

SPECIAL POWER OF ATTORNEY

This Special Power of Attorney is made in the United States of America on the          day of [                ] 201[•].

The undersigned, [                ], [title] of Altus Midstream Company (f/k/a Kayne Anderson Acquisition Corp.), a Delaware corporation, (“Owner”), does hereby make, constitute and appoint [                ], true and lawful attorney-in-fact of the Owner (“Attorney-in-Fact”), for it and in its name, place and stead and for the benefit of Owner:

To sign on its behalf that authority to execute, amend, or extend contracts of (i) Owner, (ii) Altus Midstream LP, (iii) Alpine High Gathering LP, (iv) Alpine High Pipeline LP, (v) Alpine High Processing LP, and (vi) Alpine High NGL Pipeline LP in accordance with the Construction, Operations and Maintenance Agreement, by and between Apache Corporation, a Delaware corporation, and Owner, dated November 9, 2018.

This Special Power of Attorney is valid only with respect to the foregoing purposes and matters, and the Company hereby ratifies and confirms all acts that said Attorney-in-Fact shall lawfully do or cause to be done by virtue hereof.

The powers granted to [                ] in this Special Power of Attorney will expire upon the formal revocation of this Special Power of Attorney.

[                    ]

[title]

Altus Midstream Company (f/k/a Kayne Anderson Acquisition Corp.)